Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE THIRD

QUARTER AND NINE MONTHS ENDED OCTOBER 29, 2011

– Company posts 5.8% comparable store sales growth and 160 basis points of gross margin rate improvement in third quarter –

– Company updates outlook for the fourth quarter of 2011 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (November 15, 2011)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended October 29, 2011.

Overview of Results for the Third Quarter and Nine Months Ended October 29, 2011

For the third quarter ended October 29, 2011, the Company recorded net income of $17.8 million, or $.11 per diluted share.

For last year’s third quarter ended October 30, 2010, the Company recorded net income of $36.3 million, or $.20 per diluted share. Those results included a $26.7 million, or $.14 per share, gain related to the reversal of certain estimated income tax reserves deemed no longer necessary. Excluding this gain, the Company would have recorded net income of $9.7 million, or $.06 per share, for the third quarter ended October 30, 2010.

For the nine months ended October 29, 2011, the Company recorded net income of $37.8 million, or $.24 per diluted share. Those results included after-tax charges totaling $2.9 million, or $.01 per share, comprised of:

•	a pension and related benefit charge, a third-party receivable write-down, and an asset impairment charge totaling $1.8 million,

•	$1.8 million of store closing expenses,

•	a $0.3 million loss on debt extinguishment (related to the early retirement of approximately $1.9 million of senior notes) and

•	a reversal of approximately $1.0 million in state income tax reserves deemed no longer necessary.

Excluding these after-tax charges, the Company would have recorded net income of $40.7 million, or $.25 per share, for the nine months ended October 29, 2011.

For the prior year nine months ended October 30, 2010, the Company recorded net income of $22.9 million, or $.14 per diluted share. Those results included a net after-tax gain totaling $13.9

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million, or $.08 per share, comprised of $12.8 million of net lease termination, severance, and other store closing costs netted against the aforementioned gain of $26.7 million related to the reversal of certain estimated income tax reserves. Excluding these items, the Company would have recorded net income of $9.0 million, or $.06 per share, for the nine months ended October 30, 2010.

Comments on the Third Quarter and Nine Months Ended October 29, 2011

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am very pleased with the improvement in our operating performance for the third quarter and nine months ended October 29, 2011.

“Our 5.8% comparable store sales increase for the third quarter was achieved in spite of further reductions in our promotional activity. I am especially pleased with our 160 basis point improvement in our third quarter gross margin rate.” Comparable store sales grew 10.3% for the nine months.

In the Saks Fifth Avenue stores, several merchandise categories showed strength during the quarter, including women’s contemporary apparel; women’s shoes; handbags; jewelry; and men’s apparel, shoes, and accessories. The New York City flagship store sales performance was in line with the Company’s aggregate comparable store sales performance during the quarter.

Saks Direct posted approximate 24% and 31% comparable store sales increases for the third quarter and nine months, respectively. OFF 5TH’s comparable store sales performance was below the Company’s aggregate comparable store sales performance for both the quarter and nine months.

For the third quarter, the gross margin rate was 44.2%, a 160 basis point improvement over last year’s third quarter rate of 42.6%, principally resulting from increased full-price selling and reduced promotional activity. For the nine month period, the gross margin rate also improved 100 basis points from 41.1% last year to 42.1% in the current year.

During the third quarter and nine months, the Company incurred incremental SG&A expenses to support the growth in Saks Direct as well as targeted incremental media spending and an increase in employee benefit expense. As expected, the Company experienced SG&A deleverage during the quarter. SG&A expenses were 27.5% of sales in the third quarter this year compared to 26.7% of sales in the prior year third quarter, an 80 basis point increase. On a year-to-date basis, excluding the previously mentioned certain items, the Company achieved 30 basis points of SG&A leverage in spite of the incremental expenses outlined above. Excluding the certain items, SG&A expenses were 26.3% of sales for the current year nine months compared to 26.6% of sales for the same period last year.

The Company increased its operating income to 5.7% of sales in the third quarter from 4.8% of sales in the prior year third quarter. Excluding the aforementioned certain items, the Company’s operating income was 4.9% of sales for the current year nine months, an improvement over operating income of 2.9% of sales in the prior year nine month period.

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Balance Sheet Highlights

Consolidated inventories at October 29, 2011 totaled $882.4 million, a 6.2% increase over the prior year on total basis and a 6.0% increase over the prior year on a comparable stores basis.

At quarter end, the Company had approximately $73.7 million of cash on hand and no direct outstanding borrowings on its revolving credit facility. During the quarter, the Company paid off $141.6 million of senior notes that matured in October and repurchased $28.9 million of common stock (approximately 3.5 million shares at an average price per share of $8.18) with cash on hand.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at October 29, 2011, $21.3 million of the $230 million 2.0% convertible notes balance and $11.7 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at October 29, 2011 totaled approximately $405.8 million, and debt-to-capitalization was 26.2% (without giving effect to cash on hand).

Net capital spending for the third quarter and nine months ended October 29, 2011 totaled approximately $17.0 million and $40.4 million, respectively.

Subsequent Event

On November 11, 2011, the Company entered into a sixth amendment of its credit card program agreement with HSBC. This sixth amendment provides for an extension of the term of the program agreement to April 15, 2018, subject to certain early termination rights set forth in the agreement, as well as an amendment of the risk and revenue sharing provisions, certain of which will apply retroactively from April 15, 2011. It is management’s current estimate that the aggregate revenue share associated with this sixth amendment will positively impact the Company’s profitability for the fiscal year ended January 28, 2012 by approximately $6 million. Of this amount, management estimates the increase associated with the retroactive adjustment between April 15, 2011 and October 29, 2011 (the end of the third fiscal quarter) would be approximately $5 million. This retroactive adjustment will be recorded in the fourth quarter of 2011 and disclosed as a call-out item in the Company’s fourth quarter/year-end earnings release. For more complete details of the amendment, see the Company’s Form 8-K filed with the Securities and Exchange Commission on November 14, 2011.

Outlook for the Balance of 2011

Sadove noted, “We continue to be optimistic about the future of luxury retailing in general and for Saks Fifth Avenue in particular, and we believe Saks is well-positioned for additional operating margin improvement over time. In light of the geopolitical and macroeconomic environment, we will continue to approach the future both cautiously and strategically. We remain very focused in our expense, capital, and inventory spending, targeting areas that we believe have the most opportunity for future profitable growth.”

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The Company’s assumptions for the balance of 2011 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the mid-to-high single digit range in the fiscal fourth quarter.

•	Comparable store inventory levels are expected to be up in the mid-single digit range at fiscal year end.

•

Based upon current inventory levels and composition, the external promotional environment, and the Company’s promotional calendar and permanent markdown cadence, the Company expects a year-over-year gross margin rate decline of approximately 50 basis points in the fiscal fourth quarter. Even with a 50 basis point decline in the fourth quarter, the Company would still generate gross margin improvement for the second half and full fiscal year.

•

Based on current sales expectations, as a percent of sales, the Company expects SG&A to be approximately flat with last year in the fourth fiscal quarter. SG&A dollar increases primarily are expected from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), targeted investment spending to support Saks Direct growth and the Company’s multi-channel initiatives, targeted incremental media spending, and an increase in employee benefit expense.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $80 million to $81 million for the fiscal fourth quarter. Depreciation and amortization, which is included in the above amounts, should total approximately $122 million for the fiscal year.

•	Based on existing debt arrangements, maturities, and interest rates, interest expense should total approximately $9 million for the fiscal fourth quarter.

•	An effective tax rate of approximately 36% to 37% for the year.

•

A basic common share count of approximately 155 million and a diluted common share count of approximately 200 million for the full fiscal year. Share counts used in earnings per share calculations will fluctuate by quarter during the year based on income levels, convertible debt, and equity awards.

•	Net capital expenditures of approximately $70 million for the full year.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the third quarter and nine months ended October 29, 2011 compared to last year’s third quarter and nine months ended October 30, 2010 were:

	This Year	Last Year	Total Increase	Comparable Increase
Third Quarter	$692.3	$658.8	5.1%	5.8%
Nine months	$2,088.5	$1,919.4	8.8%	10.3%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Third Quarter	$10.2	$6.3
Nine months	$27.4	$20.4

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Other Information

For the current year third quarter ended October 29, 2011, the Company’s two convertible debt instruments were dilutive; therefore, the applicable shares (approximately 40.9 million) were added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.0 million per quarter) was added to net income for the fully diluted earnings per share calculation.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, November 15, 2011 to discuss results for the third quarter and nine months ended October 29, 2011. To participate, please call (201) 689-8874 or (877) 407-8817 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 362242).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 46 Saks Fifth Avenue stores, 60 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of

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merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Quarter Ended
	October 29, 2011		October 30, 2010

Net sales	$692,311	100.0%	$658,831	100.0%
Cost of sales	386,498	55.8%	378,176	57.4%

Gross margin	305,813	44.2%	280,655	42.6%

Selling, general and administrative expenses	190,179	27.5%	175,892	26.7%
Other operating expenses:
Property and equipment rentals	24,932	3.6%	24,645	3.7%
Depreciation and amortization	30,487	4.4%	29,929	4.5%
Taxes other than income taxes	19,437	2.8%	18,631	2.8%
Store pre-opening costs	811	0.1%	527	0.1%
Impairments and dispositions	218	0.0%	(603)	-0.1%

Operating income	39,749	5.7%	31,634	4.8%

Other income (expense):
Interest expense	(11,909)	-1.7%	(14,303)	-2.2%
Other income (expense), net	564	0.1%	(65)	0.0%

Income before income taxes	28,404	4.1%	17,266	2.6%

Provision (benefit) for income taxes	10,633	1.5%	(19,050)	-2.9%

Net Income	$17,771	2.6%	$36,316	5.5%

Earnings per share:
Basic	$0.12		$0.24
Diluted	$0.11		$0.20

Weighted average common shares:
Basic	154,080		153,991
Diluted	199,053		198,898

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Nine Months Ended
	October 29, 2011		October 30, 2010

Net sales	$2,088,489	100.0%	$1,919,414	100.0%
Cost of sales	1,208,197	57.9%	1,129,757	58.9%

Gross margin	880,292	42.1%	789,657	41.1%

Selling, general and administrative expenses	551,994	26.4%	509,962	26.6%
Other operating expenses:
Property and equipment rentals	75,169	3.6%	75,151	3.9%
Depreciation and amortization	88,579	4.2%	88,471	4.6%
Taxes other than income taxes	63,595	3.0%	59,767	3.1%
Store pre-opening costs	1,358	0.1%	827	0.0%
Impairments and dispositions	3,252	0.2%	22,772	1.2%

Operating income	96,345	4.6%	32,707	1.7%

Other income (expense):
Interest expense	(38,548)	-1.8%	(42,733)	-2.2%
Loss on extinguishment of debt	(539)	0.0%	(4)	0.0%
Other income (expense), net	1,560	0.1%	(595)	0.0%

Income (loss) before income taxes	58,818	2.8%	(10,625)	-0.6%

Provision (benefit) for income taxes	21,007	1.0%	(33,492)	-1.7%

Net Income	$37,811	1.8%	$22,867	1.2%

Earnings per share:
Basic	$0.24		$0.15
Diluted	$0.24		$0.14

Weighted average common shares:
Basic	155,739		153,895
Diluted	159,851		157,893

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	October 29,	October 30,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$73,710	$109,478
Merchandise inventories	882,389	830,628
Other current assets	72,359	89,232
Deferred income taxes, net	58,290	42,246

Total current assets	1,086,748	1,071,584

Property and equipment, net	862,247	902,191
Deferred income taxes, net	159,401	217,542
Other assets	38,368	28,656

TOTAL ASSETS	$2,146,764	$2,219,973

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$221,753	$190,633
Accrued expenses and other current liabilities	243,919	238,957
Current portion of long-term debt	7,088	170,326

Total current liabilities	472,760	599,916

Long-term debt	365,737	357,617
Other long-term liabilities	134,575	160,268

Total liabilities	973,072	1,117,801
Commitments and Contingencies
Shareholders’ Equity	1,173,692	1,102,172

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,146,764	$2,219,973